Roy W. Templin Joins Armstrong World Industries Board of Directors

LANCASTER, PA — September 15, 2016 — Armstrong World Industries, Inc. (NYSE: AWI) today announced that Roy W. Templin has been appointed to serve as a member of its Board of Directors effective September 13, 2016.

Mr. Templin served as Chairman of the Board of Directors of Con-Way Incorporated (NYSE:CNW) from January 2014 until its acquisition by XPO Logistics Inc. in 2015. Mr. Templin previously served as Executive Vice President and Chief Financial Officer of Whirlpool Corporation (NYSE:WHR), an appliance manufacturer and marketer, from 2004 to 2012, and as Vice President and Controller of Whirlpool Corporation from 2003 to 2004. Prior, Mr. Templin served as Vice President, Finance and Chief Accounting Officer of Kimball International, Inc. Mr. Templin currently serves on the Board of Trustees of the Goldman Sachs Mutual Funds.

“We are pleased to welcome Roy Templin to the Board of Directors of Armstrong World Industries. He brings valuable financial, manufacturing and management experience, and we look forward to working closely with him as a member of our Board,” said James O’Connor, Chairman of the Board of Directors.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With 3,800 employees and fiscal 2015 revenues from ceiling operations in excess of $1.2 billion, AWI operates from a global manufacturing network of 24 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.